Exhibit 99.1

Inergy Midstream Reports First Quarter Results

********************

Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (February 5, 2013) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) today reported results of operations for the quarter ended December 31, 2012, the first quarter of fiscal 2013.

Inergy Midstream reported Adjusted EBITDA of $33.0 million for the quarter ended December 31, 2012, an increase of $2.5 million, or approximately 8%, from $30.5 million for the quarter ended December 31, 2011. Net income was $6.5 million for the quarter ended December 31, 2012, and $17.6 million in the same quarter of last year.

Distributable cash flow was $29.5 million for the quarter ended December 31, 2012, compared to $25.9 million in the same quarter of last year, an increase of $3.6 million, or approximately 14%.

“Inergy Midstream achieved a number of important objectives in the December quarter, including the completion of the MARC I pipeline and the acquisition of the COLT Hub,” said John Sherman, Chairman and CEO of Inergy Midstream. “The MARC I pipeline expands our natural gas footprint and transport capability in the Northeast, while the COLT acquisition gives us a strong presence in the Bakken and is expected to lead to future opportunities for growth. With a strong balance sheet and our strategic portfolio of assets, we are well-positioned to create long-term value for investors.”

Recent Events

As previously announced, the Board of Directors of Inergy Midstream’s general partner declared a cash distribution of $0.39 per limited partner unit ($1.56 annually) for the quarter ended December 31, 2012. The distribution will be paid on February 14, 2013.

On December 7, 2012, Inergy Midstream completed the acquisition of Rangeland Energy, LLC, the owner and operator of the COLT crude oil rail loading terminal, storage, and pipeline facilities located in Williams County, North Dakota for $425 million. Concurrently with the closing of the acquisition, Inergy Midstream completed a private placement of approximately 10.7 million common units and $500 million of 6.0% senior unsecured notes due 2020.

Quarterly Results

In the quarter ended December 31, 2012, revenues increased to $50.4 million compared to $46.8 million during the same quarter in the prior year.

In the quarter ended December 31, 2012, service-related costs decreased to $10.9 million compared to $11.1 million during the same quarter in the prior year.

In the quarter ended December 31, 2012, operating and administrative expenses were $11.7 million compared to $6.1 million in the same period of fiscal 2012.

Inergy Midstream, L.P. and Inergy, L.P. (NYSE:NRGY) will conduct a live conference call and internet webcast today, February 5, 2013, to discuss results of operations for the quarter ended

December 31, 2012 and their business outlook. The call will begin at 10:00 a.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 92710595.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

We define EBITDA as income before income taxes plus net interest expense and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expense, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our common unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. One should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships in our industry, thereby diminishing such measures’ utility.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: changes in general and local economic conditions; competitive conditions within our industry; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the effects of existing and future governmental legislation and regulations; and natural disasters, weather-related delays, casualty losses, and other matters beyond our control. These and other risks and assumptions are described in Inergy Midstream’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

<TABLE FOLLOWS>

Inergy Midstream, L.P.

Consolidated Statements of Operations

For the Three Months Ended December 31, 2012 and 2011

(in millions, except unit and per unit data)

	Three Months Ended December 31,
	2012	2011 (a)
	(Unaudited)
Revenue:
Firm storage	$20.2	$20.9
Transportation	8.2	6.5
Hub services	3.2	4.3
Related party firm storage	3.4	2.0
Salt	12.6	13.1
Crude	2.8	—

	50.4	46.8

Costs and expenses:
Storage related	2.2	1.9
Transportation related	1.0	1.7
Salt related	7.4	7.5
Crude related	0.3	—
Operating and administrative	11.7	6.1
Depreciation and amortization	15.2	12.0
Loss on disposal of assets	0.6	—

	38.4	29.2

Operating income	12.0	17.6
Interest expense, net	5.5	—

Net income	$6.5	$17.6

Less: net income prior to initial public offering of Inergy Midstream, L.P.	—	14.2
Less: net income earned by US Salt, LLC prior to acquisition	—	3.2

Net income available to partners	$6.5	$0.2

Partners’ interest information:
Non-managing general partner interest in net income	$1.7	$—

Total limited partners’ interest in net income	$4.8	$0.2

Net income per limited partner unit:
Basic	$0.06	$0.00

Diluted	$0.06	$0.00

Weighted-average limited partners units outstanding (in thousands):
Basic	78,063	74,331

Diluted	78,063	74,331

	Three Months Ended December 31,
	2012	2011 (a)
	(Unaudited)
Supplemental Information:

Cash and cash equivalents	$—	$0.1

Outstanding debt:
Credit facility (f)	$179.8	$80.2
Senior unsecured notes (h)	500.0	—

Total debt	$679.8	$80.2

Total partners’ capital	$759.0	$748.4

Limited partner units outstanding (in thousands):
Common units	85,875	74,331

EBITDA:
Net income	$6.5	$17.6
Depreciation and amortization	15.2	12.0
Interest expense, net	5.5	—

EBITDA (b)	$27.2	$29.6

Long-term incentive and equity compensation expense	2.6	0.9
Loss on disposal of assets	0.6	—
Transaction costs	2.6	—

Adjusted EBITDA (b)	$33.0	$30.5

Distributable cash flow:
Adjusted EBITDA (b)	$33.0	$30.5
Cash interest expense (c)	(2.9)	—
Maintenance capital expenditures (d)	(0.6)	(0.4)
Less: Pre-acquisition distributable cash flow of US Salt, LLC (g)	—	(4.2)

Distributable cash flow (e)	$29.5	$25.9

EBITDA:
Net cash provided by operating activities	$22.2	$31.9
Net changes in working capital balances	5.3	(1.4)
Amortization of deferred financing costs	(2.6)	—
Interest expense, net	5.5	—
Long-term incentive and equity compensation expense	(2.6)	(0.9)
Loss on disposal of assets	(0.6)	—

EBITDA	$27.2	$29.6

Long-term incentive and equity compensation expense	2.6	0.9
Loss on disposal of assets	0.6	—
Transaction costs	2.6	—

Adjusted EBITDA	$33.0	$30.5

(a)	On May 14, 2012, Inergy Midstream acquired 100% of the membership interests in US Salt from Inergy (“US Salt Acquisition”). The US Salt Acquisition is reflected in Inergy Midstream’s consolidated financial statements based on the historical values, and periods prior to the acquisition have been retrospectively adjusted to include the historical balances of US Salt. This accounting treatment is similar to the pooling of interests and is required as the transaction is amongst entities under common control.
(b)	EBITDA is defined as income (loss) before income taxes plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(c)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(f)	On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“Credit Facility”) with a December 2016 maturity date. The Credit Facility is available to fund acquisitions, working capital, and internal growth projects and for general partnership purposes. On April 16, 2012, Inergy Midstream exercised a portion of its accordion feature under the Credit Facility and increased the loan commitments thereunder by $100 million. The aggregate amount of revolving loan commitments under the Credit Facility now equals $600 million.
(g)	The amount represents US Salt’s distributable cash flow prior to the acquisition of US Salt by Inergy Midstream from Inergy on May 14, 2012, which has been retrospectively included in the historic results of operations of Inergy Midstream as discussed above.
(h)	On December 7, 2012, the Company and NRGM Finance Corp. (“Finance Corp.” and together with Inergy Midstream, the “Issuers”) issued and sold $500 million in a private offering in aggregate principal amount of their 6.0% Senior Notes due 2020 pursuant to a purchase agreement dated November 29, 2012. The Issuers issued the notes pursuant to an Indenture dated December 7, 2012, among the Issuers, the subsidiary guarantors, and U.S. Bank National Association as Trustee. The Company filed a copy of the Indenture as Exhibit 4.1 to the Current Report on Form 8-K filed by Inergy Midstream on December 13, 2012.